Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statements (Form S-8 No. 333-63278, Form S-8 No. 333-125555, Form S-8 No. 333-147263, and Form S-8 No. 333-175066) pertaining to the Amended and Restated 1997 Incentive and Capital Accumulation Plan of Avatar Holdings Inc. and Registration Statement (Form S-8 No. 333-20611) pertaining to the 2015 Incentive Compensation Plan of AV Homes, Inc., and

(2)	Registration Statement (Form S-3 No. 333-212071) of AV Homes, Inc. and related Prospectus for the registration of $300,000,000 in common stock, preferred stock, and debt securities;

of our report dated March 4, 2016, except for paragraph 2 of Note 1, as to which the date is June 15, 2016, with respect to the consolidated financial statements of AV Homes, Inc. and subsidiaries included in this Annual Report (Form 10-K) of AV Homes, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 24, 2017